EXHIBIT 99.1

Control Number for Telephone and Internet Voting:

Madison Gas and Electric Company
Post Office Box 1231
Madison, Wisconsin 53701-1231

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YOUR VOTE IS IMPORTANT!

Call the Toll-Free Number 1-800-678-8548. (You will not be charged for this call.) You will be asked to enter the control number found in the box in the upper right corner of this form.

	Option A:	To vote as the Board of Directors recommends on ALL proposals, press 1.
VOTE BY TELEPHONE	Option B:	If you choose to vote on each item separately, press 0. You will hear these instructions with respect to Item 1: To vote FOR Item 1, press 1. To vote AGAINST Item 1, press 9. To ABSTAIN from voting on Item 1, press 0. You will hear these instructions with respect to Item 2: To vote FOR ALL nominees, press 1. To WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

VOTE BY INTERNET	Access our Web site http://www.proxyvoting.com/mge

If you vote by phone or Internet – DO NOT mail the proxy card. Thank you for voting.

Fold and Detach Here.

The Board of Directors recommends a vote “for” Items 1 and 2.

Item 1. FORMATION OF A HOLDING COMPANY AND AGREEMENT AND PLAN OF SHARE EXCHANGE

Indicate your vote by placing an (X) in the appropriate box.

For	Against	Abstain

Item 2. ELECTION OF DIRECTORS

Nominees for terms ending in 2004:

01 David C. Mebane 02 Regina M. Millner 03 Donna K. Sollenberger

Indicate your vote by placing an (X) in the appropriate box.

For all	Withhold for all	For all except*

* To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above and mark an (X) in the “For all except” box.	Signature(s):	Date:

This proxy revokes any previous proxies given.

I/we consent to access all future proxy materials and annual reports via the Internet instead of receiving these materials by mail.	Please sign exactly as name(s) appears above and date this proxy. If joint account, each should sign. Executors, Administrators, Trustees, etc., indicate the capacity in which you are signing.

(continued on reverse side)

2002 Annual Shareholder Meeting Reservation

If you plan to attend the Annual Meeting, please sign and return with your proxy vote. (If you do not plan to attend, do not return this portion of the form.) I/we will attend the annual meeting.

Shareholder Attending

Shareholder Attending

Guest

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PROXY
Proxy for Annual Meeting of Shareholders – May 14, 2002
This Proxy is Solicited on Behalf of the Board of Directors

I/we appoint Richard E. Blaney, Frederic E. Mohs, and David C. Mebane, as proxies with power of substitution, to represent and to vote all shares of stock I/we would be entitled to vote at the Annual Meeting to be held at the Marriott-Madison West, 1313 John Q. Hammons Drive, Greenway Center, Middleton, Wisconsin, on Tuesday, May 14, 2002 at 11 a.m., local time, and at all adjournments thereof.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXY HOLDERS AS TOANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as name(s) appears on this proxy card and date this proxy. If joint account, each joint owner should sign. Executors, Administrators, Trustee, etc., indicate the capacity in which you are signing.